Exhibit 99.1

ITT Announces Management Change, Expects to Exceed Previous Earnings Guidance

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--ITT Corporation today announced that Hank Driesse, 64, is taking on the leadership of its defense business on an interim basis. He succeeds Steve Gaffney, 49, who has decided to leave the company to take on a leadership role at a private equity firm.

Driesse is a veteran ITT executive, with 27 years of experience at the company, the bulk of which was spent in the defense industry, including five years at the helm of ITT’s defense business, the role to which he is now returning. Under his leadership, from 2000 to 2005, Driesse drove significant growth initiatives and operational improvements, more than doubling the defense business revenues and tripling the segment’s operating income.

“I look forward to working closely with Hank and our seasoned defense leaders who are focused on continuing our strong performance,” said Steve Loranger, chairman, president and chief executive officer of ITT. “We’ve already begun a search to ensure that we find the right long-term candidate to take on this pivotal role. In the meantime, Hank will take over a defense business that is well-positioned for continued growth. Hank’s leadership capability, strategic vision and operating discipline are all proven factors and I couldn’t be more pleased that he is returning to the defense business.”

“ITT’s defense business is producing strong business results year to date and is on track with its long-term growth strategies. The group has secured a number of new contract wins and is off to an excellent fast start with the integration of our recent EDO acquisition,” said Loranger.

“I also want to thank Steve Gaffney for his ten years of service to ITT, which have been marked by many important contributions,” said Loranger. “We respect Steve’s decision and wish him continued success in both his professional and personal endeavors.”

Expects to Exceed Previous Guidance

The company also announced today that it expects earnings per share in the first quarter of 2008 to exceed its previously forecasted range of 80 to 82 cents per share and it expects to exceed its previously forecasted full-year 2008 earnings per share range of $3.80 - $3.95.

ITT will release its first quarter financial results at 7:00 a.m. EDT, Friday, April 25, 2008. At 9:00 a.m. senior management will review financial and operating results, comment on current conditions and answer questions during an investor briefing.

The briefing can be monitored live by calling +1 212 729 5000 (ID# 39997542) or at the following address on the company’s web site: www.itt.com/ir. A replay of the briefing will be available on the web site, and by phone until Friday, May 2, 2008 at 6:00 p.m. The telephone replay is available by calling +1 800 642 1687 (ID# 39997542).

About ITT Corporation

ITT Corporation (www.itt.com) is a diversified high-technology engineering and manufacturing company dedicated to creating more livable environments, enabling communications and providing protection and safety. The company plays an important role in vital markets including water and fluids management, global defense and security, and motion and flow control. ITT employs approximately 40,000 people serving customers in more than 50 countries. Headquartered in White Plains, N.Y., the company generated $9 billion in 2007 sales.

CONTACT:
ITT Corporation
Andy Hilton, 914-641-2160
andy.hilton@itt.com